Exhibit 99.2

Banner Acquisition Corp. Announces Closing of $150,000,000 Initial Public Offering

Lehi, Utah, September 10, 2021 — Banner Acquisition Corp. (the “Company”) today announced the closing of its initial public offering (“IPO”) of 15,000,000 units at a price of $10.00 per unit. The units are listed on the NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “BNNRU.” Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the shares of Class A common stock and public warrants will be listed on NASDAQ under the symbols “BNNR” and “BNNRW,” respectively.

BofA Securities, Inc. is acting as sole book running manager and underwriter for the IPO. The Company has granted the underwriter a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price less the underwriting discount.

The public offering is being made only by means of a prospectus. Copies of the prospectus related to the IPO may be obtained from BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, or email dg.prospectus_requests@bofa.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT BANNER ACQUISITION CORP.

Banner Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to seek partnership with family-owned or founder-led businesses and industry-leading, tenured management teams looking to continue their significant ownership in the business that they have built for the long-term. Banner Acquisition Corp. is sponsored by an affiliate of Banner Ventures and led by Christopher Christensen, who serves as Chairman of the Board, and Tanner Ainge, who serves as Chief Executive Officer and Director.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and the anticipated use of net proceeds thereof. No assurance can be given that the net proceeds of the IPO will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Banner Acquisition Corp.

Tanner Ainge

tanner@banner.ventures